EXHIBIT 10.46
                         WELSH, CARSON, ANDERSON & STOWE
                                 320 PARK AVENUE
                                   SUITE 2500
                          NEW YORK, NEW YORK 10022-6815

                                                                   TELEPHONE NO.
                                                                  (212) 893-9500
                                                                   FACSIMILE NO.
                                                                  (212) 893-9575

                                        April 2, 2001


Mr. Robert A. McCormick
Chairman and Chief Executive Officer
SAVVIS Communications Corporation
717 Office Parkway
St. Louis, MO 63141

Dear Rob:

         SAVVIS Communications Corporation ("Company") would like to confirm the terms of your employment by the Company as its Chairman of the Board and Chief Executive Officer, effective as of January 3, 2000.

SALARY AND BONUS
----------------

         Your base salary will be $400,000 per year. You will also be eligible to receive an annual incentive bonus of up to $750,000 based on attainment of mutually agreed-upon objectives. You are guaranteed to receive no less than $500,000 in annual incentive bonus for the year 2000. The annual incentive bonus will be paid within thirty (30) days after receipt of the final audited financial results of the year.

STOCK OPTIONS
-------------

         You have previously received two separate grants of options totaling 750,000 (the "Options"). These grants shall remain in force and effect in accordance with their existing terms and conditions, subject to the terms and conditions set forth below, which shall govern. Any additional option grants shall be at the discretion of the Board of Directors.

         All of the restrictions with respect to any of the Shares you have purchased by executing Options shall lapse upon the occurrence of a change of control or the sale of substantially all of the Company's assets.
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         All of the  restrictions  with  respect  to any of the  Shares you have
purchased  by  executing   Options  shall  lapse  upon  the  occurrence  of  the
termination of your employment by the Company without "cause" or by you for good reason.

         If your employment is terminated for "cause," the Company will have the right to buy all Shares not yet salable by you at the price you paid for the shares on written notice given to you within fifteen (15) days after such termination of employment.

         Continuation of the right to exercise all vested options will continue for one year after termination of employment unless termination is for cause.

BENEFITS
--------

         Standard health and insurance programs consistent with other senior executives.

SEVERANCE BENEFITS
------------------

         In the event the Company terminates your employment without "cause" or you terminate your employment for good reason, you will be entitled to receive a lump sum severance payment equal to your then current base annual salary (which for this purpose shall not be less than your highest annual salary from the Company). The severance payment will be due within thirty (30) days of your last day of employment.

CHANGE OF CONTROL
-----------------

         For purposes of this Agreement, "Change of Control" shall include, but not be limited to, a merger or consolidation of the Company or a subsidiary with another company as a result of which more than fifty percent (50%) of the outstanding shares of the Company after the transaction are owned by shareholders who were not shareholders of the Company before the transaction.

         In the event of a "Change of Control" of the Company while you are employed by the Company and upon request of the new ownership given to you in writing no later than 15 days after the date of such change of control, you shall remain with the Company on the terms and conditions set forth in this letter for a period of time up to twelve months from the date of "Change of Control" provided that none of the conditions of "Termination by You for Good Reason" are violated. For purposes of this paragraph, you shall not be deemed to be terminated for good reason solely on account of your being asked to remain with the Company in a transitional role.

         The Company will gross you up for any parachute taxes you incur under Internal Revenue code Section 4999 as a result of such a change of control.

TERMINATION FOR CAUSE
---------------------

         Your employment with SAVVIS Communications may be terminated with "cause" at any time without notice. For purposes of this agreement, cause is defined as (i) any conduct by you as an employee of the Company that violates state or federal laws or Company policies and

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standards of conduct; (ii) dishonesty by you in performance of your duties as an employee of SAVVIS, or (iii) willful misconduct by you that you know (or should know) will materially injure the reputation of SAVVIS. If you are terminated for cause, you will not be entitled to severance benefits.

TERMINATION BY YOU FOR GOOD REASON
----------------------------------

         For purposes of the agreement, a termination of employment by you for Good Reason will be deemed to include a termination of your employment by you after (a) your title, authority, duties or responsibilities are substantially reduced without your written consent, or (b) the Company fails to fulfill its salary, bonus or stock option obligations described above.

         If the Company fails to fulfill its salary, bonus, stock option, severance or gross-up obligations described above, it will pay you all reasonable costs and expenses you incur to obtain payment.

         If you have any questions or comments regarding this letter, please let me know.

                                               Very truly yours,

                                               /s/ Thomas E. McInerney
                                                  ------------------------------
                                               Thomas E. McInerney
                                               Chairman, Compensation Committee
                                               SAVVIS Communications Corporation

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